UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 23, 2008

Landry's Restaurants, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-22150	76-0405386
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1510 West Loop South, Houston, Texas		77027
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	713-850-1010

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[x]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On December 23, 2008, Landry’s Restaurants, Inc. (the "Company") announced that it commenced separate cash tender offers to purchase any and all of the $395,662,000 outstanding aggregate principal amount of its 9.5% Senior Notes due 2014 (CUSIP No. 51508LAC7) (the "9.5% Notes") and any and all of the $4,338,000 outstanding aggregate principal amount of its 7.5% Senior Notes due 2014 (CUSIP No. 51508LAA1) (the "7.5% Notes" and, together with the 9.5% Notes, the "Notes"). In connection with the tender offers, the Company is soliciting consents to effect certain proposed amendments to the indentures governing the Notes to eliminate substantially all of the restrictive covenants as well as certain events of default. The tender offers and consent solicitations are each being made pursuant to an Offer to Purchase and Consent Solicitation Statement dated December 23, 2008, and a related Consent and Letter of Transmittal, which more fully set forth the terms and conditions of the tender offers and consent solicitations.

Holders that tender their 9.5% Notes pursuant to the tender offer may also exercise their option to require the Company to repurchase the 9.5% Notes as provided in the related indenture. Holders that exercise this repurchase right but do not tender their 9.5% Notes pursuant to the tender offer would not receive the purchase price for their 9.5% Notes until the applicable purchase date (which would be no earlier than February 28, 2009), rather than the payment date in connection with the tender offer. If the tender offer is not consummated for any reason, a Holder’s valid exercise of its repurchase right during the tender offer period would not be affected thereby.

The press release announcing the tender offers and consent solicitations is set forth in Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No. Title of Document

99.1 Press Release dated December 23, 2008

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Landry's Restaurants, Inc.

December 23, 2008	By:	Steven L. Scheinthal

Name: Steven L. Scheinthal
Title: EVP & General Counsel

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Exhibit Index

Exhibit No.	Description

99.1	Press Release December 23, 2008